CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 16, 2015, relating to the financial statements and financial highlights of Calamos Focus Growth Fund, Calamos Long/Short Fund, and Calamos Growth Fund, each a series of Calamos Investment Trust, appearing in the Annual Report on Form N-CSR for the fiscal year ended October 31, 2015, and to the reference to us under the headings “Financial Statements and Experts” in the Combined Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 26, 2016